Exhibit 99.2

                            PRESS RELEASE


                                                    FOR IMMEDIATE RELEASE

CONTACT:

                                      Stephen D. Axelrod, CFA
George Morgenstern, CEO               Susan T. Bolen (Media)
DATA SYSTEMS & SOFTWARE INC.          WOLFE AXELROD ASSOCIATES
(201) 529-2026; (201) 529-3163(Fax)   (212) 370-4500; (212) 370-4505(Fax)
                                      e-mail:  suebolen@wolfeaxelrol.com

            DISSIDENTS AGREE TO SUPPORT COMPANY'S NOMINEES
              AT 1998 STOCKHOLDERS' MEETING AND COMMIT
               TO FIVE-YEAR STANDSTILL RESTRICTIONS

MAHWAH, NEW JERSEY -- February 6, 1998 -- Data Systems & Software Inc. (NASDAQ/NMS:DSSI) today announced that it has entered into an Agreement with a small group of dissident stockholders pursuant to which the dissidents have terminated their efforts to solicit consents from the Company's stockholders. The dissidents, Dwayne A. Moyers and Jeffrey A. Cummer, and certain entities they control, had sought to take control of the Company.

Under the terms of the Agreement, Messrs. Moyers and Cummer and their group agreed to vote for and support the Company's nominees for the Board of Directors at the 1998 Annual Meeting of Stockholders.

In the Agreement, the dissidents retracted certain statements made by them about officers and directors of the Company, and agreed to reimburse the Company for a portion of the Company's expenses incurred in connection with the consent solicitation and related matters.

The dissidents also agreed to various "standstill" restrictions for a five-year period, including a commitment that they will not acquire any additional Company stock or engage in any further proxy contests or consent solicitations during the five-year period. The Company agreed that following the 1998 Annual Meeting the Board will establish a new Compensation Committee consisting of three directors, at least two of whom are not employees of the Company. The Company also agreed to dismiss without prejudice its lawsuit against the dissidents pending in the United States District Court for the District of New Jersey.

Data Systems & Software Inc. is a provider of computer consulting and development services and packaged software products, and is an authorized direct seller and value added reseller of computer hardware. In addition, the Company, through Tower Semiconductor Ltd., manufactures integrated circuits on silicon wafers using its advanced production capability and the proprietary designs of its customers.

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